GODFREY & KAHN, S.C.
                                ATTORNEYS AT LAW
                             780 North Water Street
                           Milwaukee, Wisconsin 53202
                     Phone (414) 273-3500 Fax (414) 273-5198


                                December 19, 2002


Strong Municipal Funds, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin  53051

         Re:      Strong Minnesota Tax-Free Fund
                  Strong Wisconsin Tax-Free Fund

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 46 (the "Post-Effective Amendment") to the Registration Statement on Form N-1A (Registration Nos. 33-7603; 811-4770) relating to the sale by you of an indefinite number of shares (the "Shares") of common stock, $.00001 par value, of (i) the Investor and Advisor Class and Class C of the Strong Minnesota Tax-Free Fund (the "Minnesota Fund") and (ii) Class C of the Strong Wisconsin Tax-Free Fund (the "Wisconsin Fund" and together with the Minnesota Fund, the "Funds"), each a series of Strong Municipal Funds, Inc. (the "Company"), in the manner set forth in the Post-Effective Amendment (and the Prospectuses of the Funds included therein).

         We have examined: (a) the Post-Effective Amendment (and the Prospectuses of the Funds included therein), (b) the Company's Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Post-Effective Amendment, will be duly authorized and validly issued, fully paid and nonassessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes (including judicial interpretations thereof and any successor to said Section 180.0622(2)(b)).

         We consent to the use of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.

                                                     Very truly yours,

                                                     /s/ Godfrey & Kahn, S.C.

                                                     GODFREY & KAHN, S.C.